Exhibit 10.48

FEDERAL-MOGUL LLC
2017 LONG-TERM INCENTIVE PLAN
POWERTRAIN SEGMENT
LTIP AWARD AGREEMENT
For the Period January 1, 2017 – December 31, 2019

THIS LTIP AWARD AGREEMENT (the “Agreement”) is made by and between Federal-Mogul LLC (Powertrain segment), a Delaware corporation (the “Company”), and [Name], an officer or employee of the Company or a subsidiary of the Company (the “Participant”) effective as of January 1, 2017.

In consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Participant hereby agree as follows:

1.    GRANT. The Company hereby grants to the Participant identified above a “Bonus Award” (sometimes referred to herein as the “Award”) (calculated in the manner set forth herein and the Plan) subject to the terms and conditions set forth herein and the Plan (defined below) (the "Terms"). No Bonus Award will be paid or payable hereunder unless the Participant earns the Bonus Award pursuant to Sections 3, 4 and/or 5 hereof and Section V of the Federal-Mogul LLC (Powertrain segment) 2017 Long-Term Performance Plan effective as of January 1, 2017 (the “Plan”). This Bonus Award is granted pursuant to and is subject to the terms and conditions of the Plan. A copy of the Plan is attached as an exhibit hereto and the terms and conditions thereof are incorporated herein by this reference and are expressly made part of this Agreement. All terms used herein and defined in the Plan shall, unless otherwise defined herein, have the same meaning set forth in the Plan. The Bonus Award granted hereby is non-transferable except as otherwise permitted under the Plan.

2.    PERFORMANCE PERIOD. The Performance Period for this Award shall be the three-year period commencing on January 1, 2017 and ending on December 31, 2019.

3.    AWARD VALUE. Participant’s Award hereunder shall be valued based on the Participant’s “award percentage” multiplied by the PT Bonus Pool. For purposes of this Agreement, the Participant’s “award percentage” is equal to [_]%.
4.    DEFINITIONS.

(a)
“PT Bonus Pool” means 5.18% of Economic Profit generated by the Powertrain Segment during the Performance Period. The PT Bonus Pool cannot be less than $0 and may not exceed $[ ] with respect to the Performance Period.

(b)
“Economic Profit” means, with respect to the Powertrain Segment of the Company, EBIT of the Powertrain Segment less the Capital Charge. Economic Profit shall be calculated quarterly during the Performance Period.

(c)	“EBIT” means, for any fiscal quarter, the Powertrain Segment’s consolidated net income determined in accordance with GAAP before the following:

i.	interest income and expense,

ii.	provision for income taxes (including tax sharing payments),

iii.	legacy defined benefit expenses (including European pension expense),

iv.	OPEB curtailment gains or losses,

v.	expenses associated with factoring of receivables,

vi.	gains and losses on the sale of a business,

vii.	restructuring charge, to be capitalized and then amortized through EBIT over a 3 year period (i.e. over 12 quarters).

viii.	Intercompany Dividends, Income/Expense, Fixed Asset transfers,

ix.	Minority Interest, and

x.	Goodwill Impairment.

EBIT shall be calculated quarterly during the Performance Period Notwithstanding anything to the contrary in the foregoing, for so long as the Company is not subject to Section 162(m) of the Internal Revenue Code, the Committee may, in its sole and absolute discretion, subject to the terms of the Plan, adjust the calculation of EBIT for events or actions during the course of the Performance Period that are unusual and/or non-recurring (including but not limited to goodwill impairments or legacy costs).

(d)	“Capital Charge” means, for any fiscal quarter, Average Working Assets multiplied by the annual rate specified below. Capital Charge shall be calculated quarterly during the Performance Period.

i.	Fiscal 2017: Ten percent (10.0%) (i.e., 2.5% each fiscal quarter).

ii.	Fiscal 2018: Ten percent (10.0%) (i.e., 2.5% each fiscal quarter).

iii.	Fiscal 2019: Ten percent (10.0%) (i.e., 2.5% each fiscal quarter).

(e)
“Average Working Assets” means, for any fiscal quarter, the average of (i) Working Assets as of the last day of such quarter and (ii) Working Assets as of the last day of the immediately preceding quarter. Average Working Assets shall be calculated quarterly during the Performance Period.

(f)	“Powertrain Segment” means the Powertrain operating segment of the Company (or any successor operating segment).

(g)	“Working Assets” means, for any fiscal quarter, the following items for the Powertrain Segment as of the last day of such quarter (in each case determined in accordance with GAAP):

i.	accounts receivable; plus

ii.	factored receivables that would not have otherwise been paid during the fiscal quarter; plus

iii.	net inventory; plus

iv.	property, plant and equipment net of depreciation (i.e. net book value); plus

v.	goodwill and other intangible assets related to acquisitions or investments completed on or after September 30, 2013; plus

vi.	net book value of capitalized restructuring (i.e. gross amount of restructuring capitalized net of accumulated amortized restructuring charged through EBIT); plus

vii.	investments in non-consolidated subsidiaries (excluding $[ ] million consisting primarily of retained earnings established before January 1, 2014); less

viii.	accounts payable; less

ix.	accrued liabilities (other than accruals for short term taxes or short term interest).

Working Assets shall be calculated quarterly during the Performance Period. The Participant and the Company acknowledge and agree that Working Assets for the fiscal quarter of the Powertrain Segment ended December 31, 2016 was $[ ] billion. Notwithstanding anything to the contrary in the foregoing: (A) Working Assets shall be determined without giving effect to any gains and losses on the sale of a business; and (B) the Committee may in its sole and absolute discretion, subject to the terms of the Plan, adjust the calculation of Working Assets for events or actions during the course of the Performance Period that are unusual, infrequent and/or non-recurring (including but not limited to goodwill impairments).
5.    TIMING AND FORM OF PAYOUT. As soon as practicable after the close of the Performance Period, the Chief Financial Officer shall calculate the financial performance and the proposed payout under the Plan based on the achievement of the financial Performance Measure.  The proposed payout shall be presented to the Compensation Committee for its review and approval.  Once approved, payment of the Award shall be made within 30 days after such approval but not later than June 30th of the calendar year following the end of the Performance Period. All Award payments shall be reduced by amounts required to be withheld for taxes at the time payments are made.

6.    DEATH OR SEPARATION FROM SERVICE DUE TO (i) TERMINATION BY THE COMPANY WITHOUT CAUSE, OR (ii) TERMINATION BY THE COMPANY DUE TO PARTICIPANT’S DISABILITY. In the event of the Participant’s death, or separation from service due to (i) termination by the Company for any reason other than Cause, or (ii) termination by the Company due to the Participant’s Disability, each, a “Qualifying Event”, in each case on or after January 1, 2019 and prior to the end of the Performance Period, the Compensation Committee may, in its sole and absolute discretion, take action to cause the Participant (or in the case of the Participant's death, the Participant's beneficiary) to be entitled to receive an Award payout equal to the Bonus Award (calculated in accordance with Sections 3, 4 and/or 5 hereof) as if he or she had remained employed until the last day of the Performance Period, multiplied by a fraction, the numerator of which shall be the number of full calendar months during the period of January 1, 2017 through the date the Participant's employment terminated due to a Qualifying Event and the denominator of which shall be thirty-six (36), the total number of months in the Performance Period. The payment of any such amount shall be made according to same terms set forth in Section 5 above. As used herein, “Disability” shall have the meaning given to such term in Section 409A(a)(2)(C) of the Code.

7.    SEPARATION FROM SERVICE FOR ANY REASON. Bonus Awards are not considered earned until they are approved by the Compensation Committee and are actually paid by the Company. Except as may be provided in Section 6 or Section 8, the Participant must be an employee of the Company and/or an Affiliate continuously from the date of this Award until the Bonus Award is paid. Consequently, if the Participant’s employment with the Company is voluntarily or involuntarily terminated prior to the Bonus Award payment date, he or she will be ineligible for payment of the Bonus Award, except as otherwise may be provided by the Compensation Committee or pursuant to Section 6, in which case any such Bonus Award to the Participant shall be paid at the time Bonus Awards are paid to active employees pursuant to Section 5 above or pursuant to Section 8.

8.    PAYMENT UPON A CHANGE IN CONTROL. Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Change in Control during the Performance Period, the Compensation Committee may, but shall have no obligation to, take such action to provide for the payment of a pro-rated Bonus Award to the Participant with respect to such Performance Period or require the Company or its successor to assume or continue to be bound by this Agreement, in each case, under such terms and conditions as may be established by the Compensation Committee in its sole and absolute discretion.

9.    NO LIMITATION ON RIGHTS OF THE COMPANY. The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

10.    CANCELLATION, RESCISSION, AND CLAWBACK OF AWARDS. In the event of a restatement of the Company’s consolidated financial statements that would reduce the amount of any previously awarded Bonus Award, the related outstanding Awards will be cancelled or reduced accordingly. For Bonus Awards that have been paid, the Participant shall be obligated and required to pay over to the Company an amount equal to any gain realized as a result of the exercise, distribution or settlement (whether at the time of exercise, distribution or settlement or thereafter) of such Bonus Awards. The Compensation Committee’s determinations hereunder shall be conclusive, binding, and final on all parties.

In connection with any action contemplated by this Section 10 or the Plan, the terms of repayment by the applicable Participant shall be determined in the Compensation Committee’s sole and absolute discretion, which may include, among other terms, the repayment being required to be made (i) in one or more installments or payroll deductions or deducted from future bonus payments or (ii) immediately in a lump sum in the event that such Participant incurs a termination of employment.

To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to the Participant from the Company in satisfaction of any repayment obligation of such Participant hereunder, provided that an such amounts are exempt from, or set off in a manner intended to comply with the requirements of, Section 409A of the Code.

11.    NOTICE. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by electronic mail or personally, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered (if sent by electronic mail or personal delivery) or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to the Chief Financial Officer and, in the case of the Participant, to his or her address on file with the Company or, in each case, to such other address as may be designated in a notice given in accordance with this Section 11. Electronic mail notices to Participant shall be sent to his or her e-mail address on file with the Company, and electronic mail notices to the Company shall be sent to the Company’s Human Resources Department.

12.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

13.    PARTICIPANT ACKNOWLEDGMENT. The Participant hereby acknowledges receipt of a copy of the Plan, has read and understands the Plan, and agrees to be bound by all terms and provisions contained therein.

14.    DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

15.    UNFUNDED STATUS. The Bonus Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms and conditions of this Agreement and the Plan, payment in respect of the Award as provided herein. By accepting this Bonus Award, the Participant understands that this grant does not confer any legal or equitable right (other than those constituting the Bonus Award) against the Company or any of its affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any of its affiliates. The rights of the Participant (or any person claiming through the Participant) under this Agreement shall be solely those of an unsecured general creditor of the Company.

16.    NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in this Agreement shall be interpreted or construed to confer upon the Participant any right with respect to continuance of employment by the Company or one of its subsidiaries, nor shall this Agreement interfere in any way with the right of the Company or one of its subsidiaries to terminate the Participant’s employment therewith at any time. In addition, the Bonus Award is provided solely as an incentive and shall not constitute part of the Participant’s employment compensation package. The Bonus Award shall not be considered part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, long-service awards, pension, or retirement benefits or similar payments.

17.    TAX WITHHOLDING. The Participant shall be liable for any and all federal, state, provincial, local or foreign taxes, pension plan contributions, employment insurance premiums, social insurance contributions, amounts payable to a governmental and/or regulatory body in the Participant’s country and other levies of any kind required by applicable laws to be deducted or withheld with respect to the Bonus Award (collectively, the “Withholding Taxes”). The Company and its subsidiaries shall have the right to deduct and withhold all required Withholding Taxes from any payment or other consideration deliverable hereunder to the Participant.

18.     PLAN DOCUMENT CONTROLS. The rights herein granted are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of this Agreement conflict with the terms of the Plan document, the Plan document shall control.

19.    COMPLIANCE WITH SECTION 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A (or analogous state laws) or any damages for failing to comply with Code Section 409A (or analogous state laws).

If the Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the date immediately following the expiration of the six-month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment shall be deemed to occur only if it is a “separation from service” as defined in the Plan, and references in this Agreement to “termination,” “termination of employment,” or like terms shall mean a separation from service.

20.    DATA PROTECTION. By executing this Agreement, the Participant consents to the holding and processing of personal information provided by the Participant to the Company, any affiliate of the Company, trustee or third party service provider, for all purposes relating to the performance of this Agreement. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators; (iii) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which the Participant works; and (iv) to the extent not prohibited by applicable law, transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

21.    CONFIDENTIALITY. By executing this Agreement, the Participant agrees and acknowledges that at all times, and notwithstanding any payment or forfeiture of this Award, he or she will hold in strict confidence and will not disclose the terms of this Bonus Award and/or the Plan to any third party, except to Participant’s spouse or significant other, legal counsel, financial or tax advisor, or as otherwise required by law. In the event Participant discloses such information to one or more of the foregoing individuals, such individual(s) shall also be bound by the confidentiality obligations set forth herein.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, as of the day and year first above written.

FEDERAL-MOGUL LLC
(POWERTRAIN SEGMENT)

By:
Title:______________________________

PARTICIPANT

Participant Signature

_______________________________________
Date